EXHIBIT 99.1

S&W Announces Results for the Fiscal Year 2015

For Immediate Release
Company Contact: Matthew Szot, Chief Financial Officer S&W Seed Company Phone: (559) 884-2535 www.swseedco.com	Investor Contact: Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC Phone: (602) 889-9700 sanw@lythampartners.com www.lythampartners.com

FRESNO, California - September 16, 2015 - S&W Seed Company (Nasdaq: SANW) today announced financial results for the fourth quarter and fiscal year ended June 30, 2015.

Fourth Quarter Financial Highlights:

  Quarterly revenue increased 46.8% to $28.7 million compared to $19.6 million in the comparable quarter of fiscal 2014;

  Quarterly gross margins improved to 21.6% compared to 18.6% for the fourth quarter of fiscal 2014;

  Quarterly Adjusted EBITDA (see Table B) increased to $3.0 million compared to $1.6 million in the fourth quarter of fiscal 2014;

  Adjusted EBITDA margins improved to 10.6% during the fourth quarter of fiscal 2015 compared to 8.4% in the fourth quarter of the prior year;

  Adjusted non-GAAP net income (see Table A) of $614,000 for the fourth quarter of fiscal 2015 versus $620,000 in the year ago period;

  Adjusted Non-GAAP EPS (see Table A) for the fourth quarter was $0.05 per diluted share compared to $0.05 per diluted share in the fourth quarter of fiscal 2014;

Fiscal Year 2015 Financial Highlights:

  The Company posted record annual revenue of $81.2 million compared to $51.5 million in fiscal 2014, an increase of 58% year over year;

  Adjusted annual gross margins improved to 20.8% compared to 19.4% a year ago;

  Annual Adjusted EBITDA (see Table B) increased to $7.5 million compared to $3.2 million in fiscal 2014;

  Adjusted EBITDA margins improved to 9.3% for fiscal 2015 compared to 6.2% for fiscal 2014;

  Adjusted Non-GAAP EPS (see Table A) for fiscal 2015 was $0.12 per diluted share compared to $0.03 per diluted share in fiscal 2014.

Outlook:

  For the fiscal year ended June 30, 2016, S&W expects to report record annual revenue of approximately $95 million, reflecting an increase of approximately 17% over fiscal 2015.

Quarterly Results

For the fourth quarter of fiscal year 2015, S&W reported revenue of $28.7 million compared to $19.6 million in the comparable period of the prior year. This was a record fourth quarter for the company following a record third quarter. The $9.2 million increase in fourth quarter revenue was attributable to an increase in sales of the Company's elite S&W varieties and approximately $4.9 million of incremental sales contribution from the Company's distribution and production agreements with DuPont Pioneer.

Gross margins during the fourth quarter of fiscal 2015 were 21.6% compared to gross margins of 18.6% in the fourth quarter of fiscal 2014. The increase in gross profit margin is due to improvements in seed pricing, as well as optimization initiatives enacted by the Company.

Adjusted selling, general and administrative (SG&A) expenses for the fourth quarter of fiscal 2015, excluding non-recurring transaction expenses associated with the DuPont Pioneer alfalfa acquisition, totaled $2.5 million compared to $2.0 million for the comparable period in fiscal 2014. SG&A expenses for the quarter included $35,000 of non-recurring transaction expenses associated with the DuPont Pioneer alfalfa acquisition. Research and development (R&D) expenses for the fourth quarter increased to $838,000 from $194,000 in the year ago period. The increase in SG&A and R&D expenses was primarily due to the addition of activities associated with the acquired DuPont Pioneer operations.

Adjusted non-GAAP net income (see Table A) for the fourth quarter of fiscal 2015, excluding non-recurring transaction expenses for the DuPont Pioneer alfalfa acquisition, as well as amortization of debt discount, change in derivative warrant liabilities associated with the convertible debentures and warrants issued to fund the acquisition, and change in the fair value of contingent consideration, was $614,000, or $0.05 per basic and diluted share, compared to $620,000, or $0.05 per basic and diluted share, in the fourth quarter of fiscal 2014. GAAP net loss for the fourth quarter of fiscal 2015 was $(270,000), or $(0.02) per basic and diluted share.

Adjusted EBITDA, a non-GAAP metric (see Table B), for the fourth quarter of fiscal 2015 was $3.0 million compared to Adjusted EBITDA of $1.6 million in the fourth quarter of fiscal 2014.

Annual Results
For fiscal year ended June 30, 2015, S&W reported record revenue of $81.2 million compared to $51.5 million in the prior year. The increase in annual revenue was primarily attributable to sales from the Company's distribution and production agreements with DuPont Pioneer, as well as slight increases from the Company's legacy seed operations.

Adjusted gross margins during fiscal 2015 were 20.8% compared to gross margins of 19.4% in fiscal 2014. The increase in gross profit margins is due to higher margins from the sale of dormant alfalfa seed lines acquired from DuPont Pioneer, improvement in seed pricing, as well as the benefits of the Company's on-going optimization program.

Adjusted selling, general and administrative expenses for fiscal 2015, excluding non-recurring transaction expenses associated with the DuPont Pioneer alfalfa acquisition, totaled $8.3 million compared to $6.8 million in fiscal 2014. SG&A expenses for the fiscal year included $1.3 million of non-recurring transaction expenses associated with the DuPont Pioneer alfalfa acquisition. Research and development (R&D) expenses for the fiscal year increased to $1.9 million from $841,000 in the year ago period. The increase in SG&A and R&D expenses was primarily due to the addition of activities associated with the acquired DuPont Pioneer operations.

Adjusted non-GAAP net income (see Table A) for fiscal 2015, excluding non-recurring transaction expenses for the DuPont Pioneer alfalfa acquisition, as well as amortization of debt discount, and change in derivative warrant liabilities associated with the convertible debentures and warrants issued to fund the acquisition, was $1.5 million, or $0.12 per basic and diluted share, compared to $373,000, or $0.03 per basic and diluted share, in fiscal 2014. GAAP net loss for fiscal 2015 was $(3.2) million, or $(0.24) per basic and diluted share.

Adjusted EBITDA, a non-GAAP metric (see Table B), for fiscal 2015 was $7.5 million compared to Adjusted EBITDA of $3.2 million in fiscal 2014.

Outlook
Based upon the evaluation of information currently available to management, the Company expects to generate revenue of approximately $95 million for the fiscal year ending June 30, 2016.

Management Discussion
Mark Grewal, president and chief executive officer of S&W Seed Company, commented, "Fiscal year 2015 has truly been transformational for S&W Seed Company. We are executing on our vision to be the world's largest and most diversified alfalfa seed company that can leverage its operational assets to drive growth in revenue and adjusted EBITDA. During the year, we saw the successful integration of our dormant alfalfa seed acquisition from DuPont Pioneer, continued execution on our gross margin enhancement strategies and the commencement of two critical product development agreements with Bioceres and Calyxt to supplement our enhanced seed development efforts internally. These and other initiatives have resulted in record revenue and adjusted EBITDA that we believe will continue into fiscal 2016."

Mr. Grewal expanded, "During the quarter, we saw a continuation of tightening of alfalfa seed supplies around the globe. This tightening was exacerbated by the recent 2015 Australian seed harvest that came in lighter than previously expected, which we suspect will have a continued beneficial impact on alfalfa seed pricing throughout the year. Our ability to diversify our seed production and product offerings, while maintaining appropriate seed inventories, has allowed us to benefit from these market factors."

Matthew Szot, chief financial officer of S&W Seed Company, commented, "During the fourth quarter, we experienced significant year over year improvements from our legacy S&W operations, where organic revenues increased by 21.8% compared to the year ago period. We shipped significant quantities of seed at higher margins compared to what we believe would have been achieved had they been sold earlier in the year. We are extremely pleased that our focus on driving year over year growth in revenues, while improving gross margins and adjusted EBITDA, is coming to fruition as we expected. With a focus on both top and bottom line expansion in 2016, we believe we are on track for another strong year in fiscal 2016."

Mr. Grewal concluded, "The team at S&W has done a tremendous job throughout fiscal 2015. We have navigated through some difficult agricultural and alfalfa seed markets to achieve annual organic revenue growth, record annualized revenues and adjusted EBITDA, and strong improvements in gross margins due to management strategies that were put in place over the last 18 months. With the acquisition of DuPont Pioneer's alfalfa seed operations fully integrated, we begin fiscal 2016 executing at a high level from both an operational and financial perspective. I look forward to continue capitalizing off the opportunities that we have to build a great company that benefit from the expanding global need for protein consumption."

Conference Call
S&W Seed Company has scheduled a conference call for today, Wednesday, September 16, 2015, at 4:30pm ET (1:30pm PT) to review the results of its most recent quarter. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at http://www.swseedco.com/investors. A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10072113. A webcast replay will be available in the Investor Relations section of the Company's website at http://www.swseedco.com/investors for 30 days.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company has provided the following non-GAAP financial measures in this release and the accompanying tables: adjusted gross profit, adjusted EBITDA, adjusted net income (loss) and adjusted earnings (loss) per share. S&W uses these non-GAAP financial measures internally to facilitate period-to-period comparisons and analysis of its operating performance and liquidity and believes they are useful to investors as a supplement to GAAP measures in analyzing, trending and benchmarking the performance and value of S&W's business. However, these measures are not intended to be a substitute for those reported in accordance with GAAP. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures. For reconciliations of these measures to the most applicable financial measures under GAAP, see Table A and Table B included in the tables accompanying this release.

In order to calculate these non-GAAP financial measures, the Company makes targeted adjustments to certain GAAP financial line items found on its Consolidated Statement of Operations, backing out non-recurring or unique items or items that otherwise distort the underlying results and trends of the ongoing business. We have excluded the following items from one or more of our non-GAAP financial measures for the periods presented:

Cost of revenue. We exclude a portion of cost of revenue representing losses incurred in connection with the farming of various non-seed crops, including hay, sorghum and triticale. These amounts are non-recurring and unrelated to our core performance during any particular period, and therefore, we believe it is useful to exclude these amounts in order to better understand our business performance and allow investors to compare our results with peer companies.

Selling, general and administrative expenses. We exclude a portion of SG&A expense for non-recurring transaction expenses related to the acquisition and financing. Acquisition-related expenses include transaction fees, due diligence costs and other direct costs associated with our acquisition completed on December 31, 2014. These amounts are unrelated to our core performance during any particular period and are impacted by the timing of the acquisition. We exclude acquisition-related expenses to provide investors a method to compare our operating results to prior periods and to peer companies because such amounts can vary significantly based on the frequency of acquisitions and magnitude of acquisition expenses.

Impairment charges. We exclude the impairment charge of $500,000 attributable to the unrecovered stand establishment and growing crop costs that were incurred on the farmland sold in March 2015. These amounts are non-recurring charges and are unrelated to our core performance during any particular period, and therefore, we believe it is useful to exclude these amounts in order to better understand our business performance and allow investors to compare our results with peer companies.

Interest expense - amortization of debt discount. Amortization of debt discount and issuance costs are related to our Convertible Debentures and warrants issued in December 2014. These amounts are non-cash charges and are unrelated to our core performance during any particular period, and therefore, we believe it is useful to exclude these amounts in order to better understand our business performance and allow investors to compare our results with peer companies.

Changes in derivative warrant liabilities. Change in derivative warrant liabilities are related to the change in fair value of the warrants issued in conjunction with our Convertible Debentures issued in December 2014. These amounts are non-cash charges and are unrelated to our core performance during any particular period, and therefore, we believe it is useful to exclude these amounts in order to better understand our business performance and allow investors to compare our results with peer companies.

Changes in contingent consideration liabilities. Change in contingent consideration liabilities are related to the change in fair value of the contingent consideration to DuPont Pioneer for the December 2014 acquisition. These amounts are non-cash charges and are unrelated to our core performance during any particular period, and therefore, we believe it is useful to exclude these amounts in order to better understand our business performance and allow investors to compare our results with peer companies.

Non-GAAP Tax Rate. The estimated non-GAAP effective tax rate adjusts the tax effect to quantify the excluded tax consequences of the excluded non-GAAP items.

Descriptions of the non-GAAP financial measures included in this release and the accompanying tables are as follows:

Adjusted gross profit is a non-GAAP financial measure that S&W has calculated by deducting losses of approximately $266,000 incurred in connection with the farming of various non-seed crops, including hay, sorghum and triticale, primarily utilized for land reclamation in preparation for isolating GMO production fields. These amounts are unrelated to our core performance during any particular period, and therefore, we believe it is useful to exclude these amounts in order to better understand our business performance and allow investors to compare our results with peer companies.

Adjusted net income (loss) and non-GAAP earnings (loss) per share. S&W defines non-GAAP net income (loss) as net income (loss) less non- recurring costs associated with acquisitions, impairment charges attributable to the unrecovered stand establishment and growing crop costs, as well as non-cash interest expense related to the amortization of debt discount and changes in derivative warrant liabilities associated with the Convertible Debentures and warrants issued to fund the acquisition. However, in order to provide a complete picture of its recurring core business operating results, the Company also excludes from non-GAAP net income the tax effects of these adjustments. The Company used an effective tax rate that it believes would be applied had our income reached the non-GAAP levels represented to calculate non-GAAP net income (loss) for the presented periods. Investors need to recognize that the effects to tax rates are made by management's best estimates. The Company believes that these non-GAAP financial measures provide useful supplemental information for evaluating its operating performance.

Adjusted EBITDA is a non-GAAP financial measure that S&W defines as adjusted non-GAAP net income (loss), adjusted to exclude depreciation, amortization of intangibles, non-cash stock-based compensation, foreign currency losses (gains), interest expense, including cash interest expense associated with the convertible debentures and provision for income taxes (benefit). The Company believes that the use of adjusted EBITDA is useful to investors and other users of its financial statements in evaluating the Company's operating performance because it provides them with an additional tool to compare business performance across companies and across periods. The Company uses adjusted EBITDA in conjunction with traditional GAAP operating performance measures as part of its overall assessment of its performance, for planning purposes, including the preparation of its annual operating budget, to evaluate the effectiveness of its business strategies and to communicate with its board of directors concerning the Company's financial performance. Management does not place undue reliance on adjusted EBITDA as its only measure of operating performance. Adjusted EBITDA should not be considered as a substitute for other measures of financial performance reported in accordance with GAAP.

About S&W Seed Company
Founded in 1980, S&W Seed Company is a global agricultural company, headquartered in Fresno, California. The Company's vision is to be the world's preferred proprietary seed company which supplies a range of forage and specialty crop products that supports the growing global demand for animal proteins and healthier consumer diets. The Company is the global leader in alfalfa seed, with unrivaled research and development, production and distribution capabilities. S&W's capabilities span the world's alfalfa seed production regions with operations in the San Joaquin and Imperial Valleys of California, five other U.S. states, Australia, and three provinces in Canada, and S&W sells its seed products in more than 25 countries around the globe.  Additionally, the Company is utilizing its research and breeding expertise to develop and produce stevia, the all-natural, zero calorie sweetener for the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." Forward-looking statements in this release include, but are not limited to, statements concerning annual revenue for the fiscal year ending June 30, 2016, strong gross margins, diversification of our business, a strengthening alfalfa seed market and increasing orders from the Middle East and Northern Africa. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, our Registration Statement on Form S-3 filed on January 30, 2015 and any amendment or supplements thereto, our Quarterly Report on Form 10-Q for the nine months ended March 31, 2015 and in other filings subsequently made by the Company with the Securities and Exchange Commission. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

Table A

S&W SEED COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended				Years Ended
	June 30,				June 30,
	2015			2014	2015			2014

		NON-GAAP				Non-GAAP
	GAAP	Adjustments	Adjusted	GAAP	GAAP	Adjustments	Adjusted	GAAP

Revenue	$28,723,104	-	$28,723,104	$19,564,134	$81,208,903	-	$81,208,903	$51,533,643

Cost of revenue	22,514,457	-	22,514,457	15,925,669	64,607,502	(265,890)	64,341,612	41,561,736

Gross profit	6,208,647	-	6,208,647	3,638,465	16,601,401	(265,890)	16,867,291	9,971,907

Operating expenses
Selling, general and administrative expenses	2,579,901	(34,756)	2,545,145	2,026,624	9,620,807	(1,290,926)	8,329,881	6,815,576
Research and development expenses	838,008	-	838,008	194,633	1,890,234	-	1,890,234	840,578
Depreciation and amortization	968,962	-	968,962	318,570	2,179,638	-	2,179,638	1,265,739
Impairment charges	-	-	-	-	500,198	(500,198)	-	-
Disposal of property, plant and equipment loss (gain)	-	-	-	(5,024)	24,646	-	24,646	(11,921)

Total operating expenses	4,386,871	(34,756)	4,352,115	2,534,803	14,215,523	(1,791,124)	12,424,399	8,909,972

Income from operations	1,821,776	(34,756)	1,856,532	1,103,662	2,385,878	(2,057,014)	4,442,892	1,061,935

Other expense
Foreign currency loss (gain)	43,371	-	43,371	(10,157)	159,763	-	159,763	(51,571)
Change in derivative warrant liabilities	314,000	(314,000)	-	-	1,396,000	(1,396,000)	-	-
Change in contingent consideration liabilities	74,000	(74,000)	-	-	74,000	(74,000)	-	-
Interest expense - amortization of debt discount	887,549	(887,549)	-	12,965	2,934,164	(2,934,164)	-	52,550
Interest expense - convertible debt and other	693,849	-	693,849	210,947	1,831,057	-	1,831,057	600,740

(Loss) income before income taxes	(190,993)	(1,310,305)	1,119,312	889,907	(4,009,106)	(6,461,178)	2,452,072	460,216
(Benefit) provision for income taxes	79,073	(426,124)	505,197	269,552	(845,979)	(1,748,341)	902,362	87,116
Net (loss) income	$(270,066)	(884,181)	$614,115	$620,355	$(3,163,127)	(4,712,837)	$1,549,710	$373,100

Net (loss) income per common share:
Basic	$(0.02)		$0.05	$0.05	$(0.24)		$0.12	$0.03
Diluted	$(0.02)		$0.05	$0.05	$(0.24)		$0.12	$0.03

Weighted average number of common shares outstanding:
Basic	13,443,331		13,443,331	11,606,103	13,333,398		13,333,398	11,572,406
Diluted	13,443,331		13,443,331	11,740,919	13,333,398		13,333,398	11,733,621

Table B

S&W SEED COMPANY
ITEMIZED RECONCILIATION BETWEEN NET (LOSS) INCOME AND NON-GAAP ADJUSTED EBITDA
(unaudited)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net (loss) income	$(270,066)	$620,355	$(3,163,127)	$373,100

Non-recurring cost of revenue charges	-	-	265,890	-

Non-recurring acquisition related expenses	34,756	-	1,290,926	-

Depreciation and amortization	968,962	318,570	2,179,638	1,265,739

Impairment charges	-	-	500,198	-

Non-cash stock based compensation	215,960	220,108	896,882	872,711

Foreign currency (gain) loss	43,371	(10,157)	159,763	(51,571)

Change in derivative warrant liabilities	314,000	-	1,396,000	-

Change in contingent consideration liabilities	74,000	-	74,000	-

Interest expense - amortization of debt discount	887,549	12,965	2,934,164	52,550

Interest expense - convertible debt and other	693,849	210,947	1,831,057	600,740

Provision (benefit) for income taxes	79,073	269,552	(845,979)	87,116

Non-GAAP Adjusted EBITDA	$3,041,454	$1,642,340	$7,519,412	$3,200,385

S&W SEED COMPANY
CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2015	2014
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,535,458	$1,167,503
Accounts receivable, net	26,728,741	24,255,596
Inventories, net	25,521,747	28,485,584
Prepaid expenses and other current assets	797,199	230,907
Deferred tax assets	286,508	1,300,665
TOTAL CURRENT ASSETS	56,869,653	55,440,255

Property, plant and equipment, net	11,476,936	10,356,809
Intangibles, net	38,004,916	14,590,771
Goodwill	9,630,279	4,939,462
Crop production costs, net	212,231	1,952,100
Deferred tax assets	4,060,156	1,666,488
Other assets	2,088,896	354,524
TOTAL ASSETS	$122,343,067	$89,300,409

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$13,722,900	$15,026,669
Accounts payable - related parties	1,128,630	1,053,874
Accrued expenses and other current liabilities	2,328,349	818,730
Foreign exchange contract liabilities	59,116	-
Lines of credit	13,755,800	15,888,640
Current portion of long-term debt	2,223,465	267,764
Current portion of convertible debt, net	9,265,929	-
TOTAL CURRENT LIABILITIES	42,484,189	33,055,677

Non-compete payment obligation, less current portion	100,000	150,000
Contingent consideration obligation	2,078,000	-
Long-term debt, less current portion	10,682,072	4,452,631
Convertible debt, net, less current portion	8,777,041	-
Derivative warrant liabilities	6,258,000	-
Other non-current liabilities	88,160	127,866

TOTAL LIABILITIES	70,467,462	37,786,174

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, $0.001 par value; 50,000,000 shares authorized;
13,479,101 issued and 13,454,101 outstanding at June 30, 2015;
11,665,093 issued and 11,640,093 outstanding at June 30, 2014	13,479	11,666
Treasury stock, at cost, 25,000 shares at June 30, 2015 and at June 30, 2014	(134,196)	(134,196)
Additional paid-in capital	62,072,379	55,121,876
Accumulated deficit	(4,979,471)	(1,816,344)
Accumulated other comprehensive loss	(5,096,586)	(1,668,767)
TOTAL STOCKHOLDERS' EQUITY	51,875,605	51,514,235
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$122,343,067	$89,300,409

S&W SEED COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(3,163,127)	$373,100
Adjustments to reconcile net (loss) income from operating activities to net cash provided by (used in) operating activities
Stock-based compensation	896,882	872,711
Change in allowance for doubtful accounts	83,039	49,687
Impairment charges	500,198	-
Depreciation and amortization	2,179,638	1,265,739
Loss (gain) on disposal of property, plant and equipment	24,646	(11,921)
Change in deferred tax asset	(1,402,397)	(512,971)
Change in foreign exchange contracts	64,593	(666,310)
Change in derivative warrant liabilities	1,396,000	-
Change in contingent consideration obligation	74,000	-
Amortization of debt discount	2,934,164	51,438
Changes in operating assets and liabilities, net:
Accounts receivable	(4,391,780)	(11,301,001)
Inventories	21,308,005	(2,135,746)
Prepaid expenses and other current assets	(318,479)	273,415
Crop production costs	349,435	(369,501)
Other non-current assets	(7,450)	-
Accounts payable	(11,158,693)	(4,890,482)
Accounts payable - related parties	143,781	150,393
Accrued expenses and other current liabilities	1,591,582	(912,671)
Other non-current liabilities	8,313	(102,918)
Net cash provided by (used in) operating activities	11,112,350	(17,867,038)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(1,595,813)	(434,416)
Proceeds from disposal of property, plant and equipment	7,100,000	24,832
Acquisition of business	(36,688,881)	-
Investment in Bioceres	(4,982)	(354,525)
Net cash used in investing activities	(31,189,676)	(764,109)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from sale of common stock	4,161,937	-
Net proceeds from warrant exercises	-	213,676
Proceeds from exercise of common stock options	1,079,999	-
Common stock repurchased	-	(134,196)
Taxes paid related to net share settlements of stock-based compensation awards	(114,502)	(303,188)
Borrowings and repayments on lines of credit, net	(766,673)	8,914,888
Proceeds from sale of convertible debt and warrants	27,000,000	-
Borrowings of long-term debt	509,702	-
Debt issuance costs	(1,931,105)	-
Repayments of convertible debt	(5,045,519)	-
Repayments of long-term debt	(2,488,567)	(746,789)
Net cash provided by financing activities	22,405,272	7,944,391

EFFECT OF EXCHANGE RATE CHANGES ON CASH	40,009	73,185

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,367,955	(10,613,571)

CASH AND CASH EQUIVALENTS, beginning of the period	1,167,503	11,781,074

CASH AND CASH EQUIVALENTS, end of period	$3,535,458	$1,167,503